Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

Cadmus Communications Announces Improved Fourth Quarter and Year-End Results

Continued Strong Growth in Specialty Packaging and Better Trends in Publisher Services

Drive Improvement

Company Confirms Published Expectations for Fiscal 2006 and for Fiscal 2007

Richmond, Virginia (August 4, 2005) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) today announced net sales of $111.1 million for the fourth quarter of its fiscal year 2005, an increase of 1% from $109.6 million in last year’s fourth quarter. Operating income was $4.4 million and net income was $1.2 million, or $0.13 per share, for the fourth quarter of fiscal 2005, compared to operating income of $8.9 million and a net loss of $2.1 million, or a loss of $0.22 per share, in the fourth quarter of fiscal 2004. For the full year, net sales were $436.4 million, down 2% from fiscal 2004 net sales of $445.4 million, operating income was $30.1 million compared to $33.9 million last year, and net income was $15.0 million, or $1.60 per share, compared to net income of $6.7 million, or $0.72 per share, last year.

Included in the results for the fourth quarter of fiscal 2005 are (i) restructuring and other charges of $4.9 million, or $0.33 per share, related to the impairment of assets to be replaced as part of the previously announced equipment upgrade plan, and (ii) a gain from discontinued operations of $0.6 million, or $0.06 per share, resulting from the settlement of certain lease guaranty costs which were incurred last quarter relating to a former subsidiary.1 Results for the fourth quarter of fiscal 2004 include (i) costs of $8.3 million, or $0.60 per share, associated with the Company’s refinancing of its senior subordinated notes, and (ii) restructuring and other costs of $0.2 million, or $0.01 per share.

Adjusted for the impact of the items noted above, operating income was $9.3 million for the fourth quarter of fiscal 2005, an increase of 2% from last year’s $9.1 million, and income from continuing operations was $3.8 million, or $0.40 per share, compared to $3.5 million, or $0.39 per share, in the fourth quarter of fiscal 2004, adjusted as described above.2 For the full year, adjusted for the full-year impact of the items noted above2 and the fiscal year 2005 impact of the federal tax benefit of approximately $5.0 million, or $0.54 per share, recorded last quarter, operating income was $35.3 million for fiscal year 2005, an increase of 3% from $34.3 million last year, and income from continuing operations was $14.2 million, or $1.52 per share, compared to $12.4 million, or $1.34 per share, in fiscal year 2004.

Operating highlights for the fourth quarter and the fiscal year were as follows:

•	Net sales increased 1% to $111.1 million, led by continued strong growth in Specialty Packaging and better trends in STM journals. For the full year, consolidated revenues decreased 2% to $436.4 million from $445.4 million in fiscal 2004;

[1]	In 2002, the Company divested its Creative Marketing division and entered into a lease guaranty agreement. The purchaser/tenant under the lease filed for bankruptcy and defaulted on its lease obligations in the quarter ended March 31, 2005. The Company recorded an estimate of its potential obligations under the guaranty and other costs in the quarter ended March 31, 2005, and recorded the impact of a lease settlement and revised estimates in the quarter ended June 30, 2005.
[2]	Refer to the portion of this release entitled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release.

•	Specialty Packaging net sales increased 22% to $19.8 million and operating margins expanded to 8.0% from 7.7% last year. For the full year, Specialty Packaging net sales rose 20% to $78.2 million and operating margins increased to 9.4% from 6.6% in fiscal 2004;

•	Consolidated operating margins, as adjusted, increased to 8.4% of net sales compared to 8.3% in the prior year. For the full year, consolidated operating margins, as adjusted, increased to 8.1%, from 7.7% in fiscal 2004;

•	Earnings per share, as adjusted, rose to $0.40 from $0.39 last year. For the full year, earnings per share, as adjusted rose 13.4% to $1.52 per share;

•	EBITDA rose to $14.2 million for the fourth quarter from $14.0 million last year and EBITDA margins were 12.8%, flat with last year. For the full year, EBITDA rose to $55.1 million, an increase of 2% from last year, and EBITDA margins increased to 12.6% from 12.1% in fiscal 2004; and

•	Total debt increased by $1.5 million (excluding the fair market value of interest rate swap agreements) as the Company made certain down payments during the quarter in connection with its recently announced equipment upgrade plan.[3] For the fiscal year, total debt decreased by $10.8 million (excluding the fair market value of interest rate swap agreements).

Bruce V. Thomas, president and chief executive officer, remarked, “I am pleased with our performance this quarter, as we again delivered solid year over year improvement. From a revenue perspective, there were several positive signs. We reversed recent trends to post top line growth on a consolidated basis, we sustained exceptional growth in our Specialty Packaging segment, and we saw better trends in revenues in our core STM journal division. Those results are encouraging. From a margin perspective, we continue to do very well, with operating margins rising to 8.4% and EBITDA margins holding at a solid 12.8% for the quarter. Finally, as we have done all year, and despite continued investment to enter new markets and add to our resources and capabilities around the world, we continue to do a very good job of controlling our costs and managing SG&A expense. For the quarter, SG&A declined to 9.2% of net sales, a percentage that we believe to be among the strongest in the industry.”

Continuing, Mr. Thomas stated, “While we posted steady and improving financial performance, we also accomplished many initiatives key to strengthening and positioning our business going forward. During the quarter, we (i) expanded our Chennai operations and won new business from both new and existing educational customers, (ii) relocated and expanded our Dominican Republic operations and won new health care-related packaging business for that plant; (iii) won several new and prestigious customers for our Emerging Solutions products, and (iv) completed a comprehensive review of our paper programs, making several changes in our mill and merchant relationships to achieve cost reduction, improved service, and better opportunities for revenue growth. In addition, and obviously most importantly, we completed our planning for our comprehensive equipment upgrade of both our Specialty Packaging and Publisher Services segments and we placed orders for packaging and publication presses and related equipment that is in every respect state of the art. This equipment will begin arriving in the Fall and should give us enormous improvements both in our competitiveness from a pure print perspective and in our overall cost structure and manufacturing efficiency. In short, we are proud of the solid financial performance we have delivered and excited about the opportunities we have created for our business going forward as a result of these key initiatives and achievements.”

Paul K. Suijk, senior vice president and chief financial officer, noted, “For the quarter, our overall debt increased by $1.5 million. During the quarter, we paid our semi-annual interest payment of $5.2 million on

[3]	During the quarter, the Company also made a $1.0 million settlement payment in connection with the discontinued operations described in footnote 1 above.

the senior subordinated notes. In addition, we also paid approximately $0.9 million in down payments on presses and other equipment related to our equipment upgrade plan and we paid a $1.0 million settlement related to discontinued operations. For the year, however, we reduced debt by $10.8 million, to bring our total debt to $157.0 million (excluding the fair market value of interest rate swap agreements) as of June 30, 2005. All in all, from a debt reduction and cash flow perspective, it was another solid quarter and another strong year.”

Fourth Quarter Operating Results Review

Net sales for the fourth quarter totaled $111.1 million compared with $109.6 million last year, an increase of 1%. Specialty Packaging segment net sales were $19.8 million, an increase of 22% from $16.2 million last year. Publisher Services segment net sales were $91.4 million, a decrease of 2% from $93.3 million last year, as a result of lower freight and postage (which are pass through costs for the Company) and continued pricing pressures in certain markets.

Operating income for the quarter was $9.3 million or 8.4% of net sales in the fourth quarter, compared to $9.1 million, or 8.3% of net sales last year, adjusted as described above.4 Specialty Packaging operating income rose 26% to $1.6 million and operating income margins increased to 8.0% from 7.7% last year as the business continued to benefit from higher overall volume, improved business mix, and efficiencies derived from new and more efficient technology and work flows. Publisher Services operating income declined 14% to $8.9 million and operating income margins declined to 9.7% from 11.0% last year due to (i) costs incurred to support our educational and Emerging Solutions initiatives, (ii) severance and related costs incurred in connection with content-related capacity rationalization, and (iii) continued pricing pressures in certain markets.

Income from continuing operations for the fourth quarter totaled $3.8 million, or $0.40 per share, compared to $3.5 million, or $0.39 per share, in last year’s fourth quarter, adjusted as described above.5

Cash generated from operations, offset by the $5.2 million semi-annual interest payment on the senior subordinated notes, the $0.9 million down payments on presses and related equipment related to our equipment upgrade plan and the $1.0 million lease guaranty settlement resulted in an increase in total debt of $1.5 million for the quarter, excluding the fair market value of interest rate swap agreements. The Company repurchased approximately 45,000 shares of its common stock during the fourth quarter under our previously announced stock repurchase program, which resulted in a net cash outflow of approximately $0.2 million for the quarter. The additional minimum liability related to the Company’s frozen defined benefit pension plan and other pension plans increased based on the latest valuation reports resulting in a decrease in shareholders’ equity of $8.4 million, net of tax.

Fiscal Year Operating Results Review

Net sales for fiscal year 2005 totaled $436.4 million compared with $445.4 million last year, a decrease of 2%. Specialty Packaging segment net sales were $78.2 million, an increase of 20% from $65.2 million last year. Publisher Services segment net sales were $358.3 million, down 6% from $380.2 million last year. For fiscal year 2005, operating income was $35.3 million, or 8.1% of net sales, compared to $34.3 million, or 7.7% of net sales last year, adjusted as described above.6 For fiscal year 2005, Specialty Packaging operating income rose 71% to $7.4 million and operating income margins increased to 9.4% from 6.6% last year. Publisher Services operating income declined 8% to $35.8 million and operating margins declined to 10.0% from 10.2% last year.7

[4]	On a GAAP basis, operating income of $4.4 million was 4.0% of net sales for the fourth quarter of fiscal 2005 and operating income of $8.9 million was 8.2% of net sales for the fourth quarter of fiscal 2004.
[5]	On a GAAP basis, income from continuing operations was $0.6 million, or $0.07 per share, for the fourth quarter of fiscal 2005 and the loss from continuing operations was $2.1 million, or a loss of $0.22 per share, for the fourth quarter of fiscal 2004.
[6]	On a GAAP basis, operating income of $30.1 million was 6.9% of net sales for fiscal year 2005 and operating income of $33.9 million was 7.6% of net sales for fiscal year 2004.
[7]	For fiscal year 2005, Publisher Services segment operating income was $35.8 million, or 10.0% of segment net sales of $358.3 million. Adjusted for a previously disclosed $1.0 million insurance recovery, operating income was $34.8 million, or 9.7% of segment net sales. For fiscal year 2004, Publisher Services segment operating income was $38.8 million, or 10.2% of segment net sales of $380.2 million.

Income from continuing operations for fiscal year 2005 totaled $14.2 million, or $1.52 per share, compared to $12.4 million, or $1.34 per share, last year, adjusted as described above. 2,8

Cash generated from operations resulted in a decrease in total debt of $10.8 million for fiscal year 2005, excluding the fair market value of interest rate swap agreements. The Company has repurchased approximately 260,000 shares of its common stock during fiscal year 2005 under our previously announced stock repurchase program, which resulted in a net cash outflow of approximately $1.2 million for fiscal year 2005.

Outlook

Commenting on the Company’s outlook for fiscal 2006 and fiscal 2007, Mr. Thomas stated, “Obviously, the equipment upgrade plan that we recently announced is the big news for both fiscal 2006 and fiscal 2007. This plan will help us in three key ways. First, it will provide the capacity we need to continue to grow our business in our target publishing markets, particularly the attractive STM and educational markets. Second, it will add a second in-line folding carton production system in our Charlotte facility, adding needed capacity there and also permitting us to relocate existing equipment to expand our highly successful Global Packaging Services (“GPS”) capabilities with new facilities in the Dominican Republic and in Honduras. Finally, and most importantly, it will permit us to streamline our existing print operations – eliminating older and less efficient equipment and significantly improving our manufacturing efficiencies. Capital spending will increase to just over $50 million in fiscal 2006 — as we have accelerated the delivery and installation of all equipment in fiscal 2006 – before returning to the more normal $13-15 million range in fiscal 2007. We continue to believe that the plan will add at least an additional $12-15 million in EBITDA annually, with the full benefit being obtained in fiscal 2007.”

Commenting further, Mr. Thomas said, “On a pure operating basis, our Specialty Packaging business has been growing strongly, the division remains very busy, and we see solid growth continuing through fiscal 2006. In our Publisher Services segment, we will be focused on growing our educational business, growing our Emerging Solutions business, and operating our business as effectively and efficiently as possible while we effect a comprehensive upgrade of our manufacturing platform. There will be a lot going on in our Publisher Services Group in fiscal 2006, but we believe that steady improvement is possible. At this point, published estimates for Cadmus are $1.62 for fiscal 2006, and $2.33 for fiscal 2007. We are comfortable with those estimates and they represent our guidance and outlook for both periods. Please note that in this guidance, the potential additional tax benefit of up to a total of $37 million that we have discussed previously has not been taken into consideration and would represent upside to our guidance.”

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this release the following non-GAAP financial measures: (1) “operating income” and “operating income margin” adjusted to exclude restructuring and other charges of $4.9 million and $5.2 million for the three and twelve months ended June 30, 2005, and $0.2 million and $0.4 million for the three and twelve months ended June 30, 2004, respectively, (2) “income from continuing operations” adjusted in the same manner and for the same items as operating income and to exclude the $5.0 million tax benefit from the Mack transaction for the twelve months ended June 30, 2005, and to exclude the impact of the $8.3 million in debt refinancing costs for the three and twelve months ended June 30, 2004, (3) “earnings per share” adjusted in the same manner and for the same items as income from continuing operations and to exclude the gain from discontinued operations of $0.6 million for the three months

[8]	On a GAAP basis, income from continuing operations was $15.9 million, or $1.70 per share, for fiscal year 2005 and income from continuing operations was $6.7 million, or $0.72 per share, for fiscal year 2004. Adjusted for the insurance recovery, income from continuing operations on a comparable basis was $13.6 million, or $1.45 per share for fiscal year 2005.

ended June 30, 2005 and the loss from discontinued operations of $0.9 million for the twelve months ended June 30, 2005, and (4) “EBITDA” and “EBITDA margin” as a percent of net sales with EBITDA being defined by the Company as earnings before interest, taxes, depreciation, amortization and securitization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, debt refinancing expenses, and the impact of restructuring and other charges from the computation of EBITDA. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures table attached).

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure, (2) the exclusion of the debt refinancing costs incurred permits comparisons of results without the impact of infrequent refinancing actions, (3) the exclusion of the impact of the tax benefit resulting from the Mack transaction permits comparisons of business operations without the impact of certain tax items, (4) the exclusion of the impact of discontinued operations permits comparisons for continuing business operations, and (5) EBITDA and EBITDA margin as a percent of net sales are useful measures of operating performance before the impact of investing and financing transactions, providing meaningful comparisons between companies’ earnings power and consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

“Cadmus…Serving Education, Science, Health”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) our ability to grow revenue and market share in the educational market, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to implement and realize the expected benefits associated with our equipment upgrade program, (10) our ability to operate effectively in markets outside of North America, and (11) our ability to realize the tax benefits associated with certain transactions. Other risk factors are detailed from time to time in our other Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2005	2004	2005	2004
Net sales	$111,144	$109,578	$436,436	$445,425

Cost of sales	91,650	89,064	358,860	363,641
Selling and administrative expenses	10,206	11,390	43,256	47,479
Restructuring and other charges	4,898	189	5,219	410
Other income	—	—	(1,000)	—

	106,754	100,643	406,335	411,530

Operating income	4,390	8,935	30,101	33,895

Interest and other expenses:
Interest	3,253	3,492	12,869	14,192
Debt refinancing costs	—	8,275	—	8,275
Securitization costs	—	—	—	296
Other, net	57	63	122	356

	3,310	11,830	12,991	23,119

Income (loss) from continuing operations before income taxes	1,080	(2,895)	17,110	10,776

Income tax expense (benefit)	464	(841)	1,232	4,124

Income (loss) from continuing operations	616	(2,054)	15,878	6,652

Gain (loss) from discontinued operations, net of tax	591	—	(887)	—

Net income (loss)	$1,207	$(2,054)	$14,991	$6,652

Earnings per share, assuming dilution:
Income (loss) from continuing operations	$0.07	$(0.22)	$1.70	$0.72

Gain (loss) from discontinued operations	0.06	—	(0.10)	—

Net income (loss)	$0.13	$(0.22)	$1.60	$0.72

Weighted-average common shares outstanding	9,334	9,141	9,345	9,251

Cash dividends per common share	$0.0625	$0.0500	$0.2500	$0.2000

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2005 (Unaudited)	June 30, 2004
Assets:
Cash and cash equivalents	$237	$1,899
Accounts receivable, net	56,497	52,687
Inventories	24,124	21,510
Other current assets	10,456	5,932
Property plant and equipment, net	91,600	103,103
Other assets, net	137,761	130,619

Total assets	$320,675	$315,750

Liabilities and shareholders’ equity:
Accounts payable	$30,277	$30,631
Accrued expenses and other current liabilities	24,525	23,090

Total current liabilities	54,802	53,721

Total debt:
Senior bank credit facility (matures 1/28/08)	32,000	42,800
Senior subordinated notes (matures 6/15/14)	125,000	125,000

Subtotal debt before swap agreements	157,000	167,800
Fair market value of interest rate swap agreements	1,363	(239)

Total long-term debt	158,363	167,561

Other long-term liabilities	52,650	43,207
Shareholders’ equity	54,860	51,261

Total liabilities and shareholders’ equity	$320,675	$315,750

Certain previously reported amounts have been reclassified to conform to the current year presentation.

SEGMENT INFORMATION

(in thousands, unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2005	2004	2005	2004
Net sales:
Publisher Services	$91,384	$93,348	$358,275	$380,243
Specialty Packaging	19,760	16,230	78,161	65,182

Total net sales	$111,144	$109,578	$436,436	$445,425

Operating income:
Publisher Services	$8,878	$10,285	$35,829	$38,846
Specialty Packaging	1,580	1,250	7,369	4,299
Unallocated/other	(1,170)	(2,411)	(7,878)	(8,816)
Loss on sale of fixed assets	—	—	—	(24)
Restructuring and other charges	(4,898)	(189)	(5,219)	(410)

Total operating income	$4,390	$8,935	$30,101	$33,895

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended June 30,				Twelve Months Ended June 30,
	2005		2004		2005		2004
Capital expenditures	$3,565		$5,140		$12,081		$15,136

Operating income, as reported	$4,390	4.0%	$8,935	8.2%	$30,101	6.9%	$33,895	7.6%
Restructuring and other charges (A)	4,898	4.4	189	0.1	5,219	1.2	410	0.1

Operating income, as adjusted	$9,288	8.4%	$9,124	8.3%	$35,320	8.1%	$34,305	7.7%

Income (loss) from continuing operations, as reported	$616	0.6%	$(2,054)	(1.9)%	$15,878	3.6%	$6,652	1.5%
Income tax expense (benefit)	464	0.4	(841)	(0.7)	1,232	0.3	4,124	0.9

Income (loss) from continuing operations before taxes, as reported	1,080	1.0	(2,895)	(2.6)	17,110	3.9	10,776	2.4
Debt refinancing costs	—	—	8,275	7.6	—	—	8,275	1.9
Restructuring and other charges (A)	4,898	4.4	189	0.1	5,219	1.2	410	0.1

Income from continuing operations before income taxes, as adjusted	5,978	5.4	5,569	5.1	22,329	5.1	19,461	4.4
Income tax expense	(2,225)	(2.0)	(2,037)	(1.9)	(3,109)	(0.7)	(7,077)	(1.6)
Mack transaction benefit (B)	—	—	—	—	(5,018)	(1.1)	—	—

Income from continuing operations, as adjusted	$3,753	3.4%	$3,532	3.2%	$14,202	3.3%	$12,384	2.8%

Earnings per share, assuming dilution:
Net income (loss), as reported	$0.13		$(0.22)		$1.60		$0.72
Debt refinancing costs, net of tax	—		0.60		—		0.59
Discontinued operations, net of tax	(0.06)		—		0.10		—
Restructuring and other charges, net of tax (A)	0.33		0.01		0.36		0.03
Mack transaction benefit (B)	—		—		(0.54)		—

Earnings per share, assuming dilution, as adjusted	$0.40		$0.39		$1.52		$1.34

Net income (loss), as reported	$1,207	1.1%	$(2,054)	(1.9)%	$14,991	3.4%	$6,652	1.5%
Discontinued operations	(591)	(0.5)	—	—	887	0.2	—	—
Income tax expense (benefit)	464	0.4	(841)	(0.7)	1,232	0.3	4,124	0.9
Interest	3,253	2.9	3,492	3.2	12,869	2.9	14,192	3.2
Securitization costs	—	—	—	—	—	—	296	0.1

Depreciation	4,827	4.3	4,809	4.4	19,196	4.4	19,255	4.3
Amortization	178	0.2	164	0.1	673	0.2	654	0.1
Debt refinancing costs	—	—	8,275	7.6	—	—	8,275	1.9
Restructuring and other charges (A)	4,898	4.4	189	0.1	5,219	1.2	410	0.1

EBITDA	$14,236	12.8%	$14,034	12.8%	$55,067	12.6%	$53,858	12.1%

Margin percentages reflect percentage of net sales.

(A)	Restructuring and other charges were $3.1 million and $3.3 million, net of tax, for the three and twelve months ended June 30, 2005, and $0.1 million and $0.3 million, net of tax, for the three and twelve months ended June 30, 2004.
(B)	The Mack transaction resulted in a tax benefit of $5.0 million for the twelve months ended June 30, 2005.